EXHIBIT 99.1

FOR IMMEDIATE RELEASE: FLORIDA DISTRIBUTION

American Access Technologies, Inc.

Keystone Heights, Florida

www.aatk.com

Company Contact: Joe McGuire, Chief Financial Officer

(800) 285-2070/ jmcguire@aatk.com

American Access Technologies Reports

Second Quarter Results

AATK Targeting Record Sales Year

Three month sales up 18.3%; Six month sales up 14.3%

over prior periods

Keystone Heights, FL – August 8, 2003 – PRNewswire – FirstCall –American Access Technologies, Inc. (NASDAQ: AATK) today reported results for the three and six months ended June 30, 2003. Total revenues for the three months ended June 30, 2003 were $1,188,347, an increase of 18.3% from the second quarter of 2002.

Total revenues for the six months ended June 30, 2003 were $2,689,745, an increase of 14.3% from the six months ended June 30, 2002.

There was a net loss for the second quarter of 2003 of $561,894 or diluted EPS ($0.09), compared to a net loss of $398,702 or diluted EPS ($0.07), in the second quarter of 2002. The net loss for the six months ended June 30, 2003 was $669,123 or diluted EPS ($0.11), compared with a net loss of $599,540 or diluted EPS ($0.10), in the same period of 2002.

In announcing the financial results Joe McGuire, Chief Financial Officer of American Access Technologies, Inc. stated, “While we are pleased with our sales results, we recognize that our goal of profitability was not met in this period. We believe it is important to maintain an infrastructure in our plants which will enable us to rapidly respond to substantial increases in our sales. We expect to benefit from an expanding economy and positive results from our alliance with Chatsworth Products, Inc. (“CPI”) which was signed on May 8, 2003.

The agreement established a five-year strategic alliance for the sale and manufacture of innovative Zone Cabling and Wireless products developed by American Access Technologies. Under the terms of the agreement, AATK and CPI will co-market and co-manufacture the products and incorporate the brand names of both companies. In connection with the alliance, CPI agreed to purchase 215,517 shares of American Access Common Stock in a private placement at $1.16 per share.

Our shared vision of quality products and excellence in customer service made the decision to enter into the alliance a simple matter. This transaction underscores our commitment to zone cabling and wireless products as well as our belief that they will continue to achieve superior growth as word of their benefits in telecommunications environments gains momentum. The products will now be marketed by CPI’s national sales network which consists of more than twenty times the number of personnel of our existing sales and marketing staff. This will dramatically increase the level of visibility for the products within the industry as well as among our customers.

Our 6-month 2003 sales of approximately $2,690,000 put us on a sales pace ahead of the prior 5 years. We continue to pursue our goal of profitability and hope to mark 2003 as the best year in our history. Looking ahead to the second half of 2003, while economic conditions remain uncertain, we have a number of initiatives in place to help drive future sales growth. Based on sales through July 2003, we continue to remain on track for a historic sales record. Every indicator leads us to anticipate a great second half of 2003, including business already received from our alliance with CPI and activity in our other lines of business. Our sales initiatives include enhancing our service levels to our customers by reducing our lead times, focusing our efforts in research and development of new products and refining our current ones and continuing to look for growth opportunities on a worldwide basis with our partners.

In the second half of 2003, we have begun the process required to achieve ISO 9000 certification at our Keystone Heights facility. ISO 9000 is an international quality standard that recognizes a company’s capability for reliable delivery of high quality products and services. To achieve certification, a company must be assessed by an independent agency.

We believe the proactive initiatives we have put in place will enable us to compete effectively during these challenging market conditions, and gain a stronger financial position going forward. Our strategic plan focuses our efforts to increase our revenues, control our expenses and continue our march to profitability. Building strong sales requires a solid foundation, and we consider our agreement with CPI to be an extension of our strategy of which began with our private label partnerships and line up of national distributors.”

For further detailed information, please read the Company’s Quarterly Report (10Q-SB) which will be filed with the Securities and Exchange Commission on August 11, 2003.

American Access manufactures patented zone cabling units that mount in ceilings, raised floors, and in custom furniture, routing traditional cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for installation and moves, adds, and changes by as much as 65% while providing plug and play, up-gradable networks, fiber optics and wireless LAN. Its Omega Metals subsidiary manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for the U.S. government.

News and product/service information are available at www.aatk.com.

Note: This press release for American Access Technologies, Inc. contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding future events, conditions and financial trends. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, which are subject to various risks and uncertainties including general economic conditions as well as those listed in the Company’s SEC filings. The forward-looking statements made herein are based on information presently available to the management of the company. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.